                               EXHIBIT 99.2

                            COMMERCE GROUP CORP.

                            6001 NORTH 91ST ST.

                         MILWAUKEE, WI 53225-1795

                                414-462-5310

                           FAX  414-462-5312

                     E-MAIL  info@commercgroupcorp.com

                     WEBSITE www.commercegroupcorp.com

                      AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)

                      AND/OR HOMESPAN REALTY CO., INC. (Homespan)

                      AND/OR ECOMM GROUP INC. (Ecomm)

                      AND/OR SAN LUIS ESTATES, INC. (SLE)

                      AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)

                      AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)

                      ALL LOCATED AT THE SAME ADDRESS

May 30, 2008

Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

903 West Green Tree Road

River Hills, Wisconsin  53217

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the

Directors were informed about the annual confirmation, disclosure and status letter that you requested from Commerce, its subsidiaries, its affiliates, and the Joint Venture, and to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to Edward L. Machulak (ELM and/or Lender)

as an individual and not as a Director or Officer of Commerce or its

subsidiaries or as the authorized designee of the Joint Venture as of

Commerce's fiscal year ended March 31, 2008.  Today, Commerce's

Directors, by unanimous consent, approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status with Commerce, which is as follows:

1.   Promissory Notes and Other Obligations

     a.  An open-ended, secured, on-demand promissory note (Note) dated

         October 1, 1989 in which all of the prior promissory notes were consolidated into this single Note amounted to $490,217.19 as of that date.  All future advances and interest, not paid, are added to this Note, and payments to ELM reduce the amount owed.

         This Note, together with cash and other advances and interest as of March 31, 2008, amounts to $13,354,280.95.  Commerce has renewed this promissory note as of March 31, 2008 and a copy is attached (Exhibit A).  A schedule including all of the

         transactions pertaining to the activities relating to this Note during the fiscal year ended March 31, 2008 is also attached

         (Exhibit A-1).  This Note bears interest, payable monthly, at the rate of 2% over the prime rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (then

         Bank One; now the prime rate published in the Wall Street

         Journal), but not less than 16% per annum.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 2 of 16 Pages

     Commerce is no longer issuing monthly notes for the payment of interest, etc., but pursuant to our understanding, Commerce is augmenting all additions and advances made by ELM, and it will deduct any payments or credits made by Commerce to the current open-ended, secured, on-demand, outstanding promissory note(s)

     issued or obligations owed to ELM and Commerce will provide an annual accounting and confirmation letter.

         On May 9, 2005, Commerce's Directors authorized its Officers to issue renewed annual note(s) (Exhibit B of the May 9, 2005 confirmation letter) so that the Lender will have a current substituted dated debt instrument.  The Directors acknowledged that the issuance of note(s) for each transaction are too

         cumbersome and are not practicable to manage.  Also, the length of time involved and the number of transactions make it

         impractical to devote the time and effort to issue a note for each transaction.  However, beginning with this fiscal year which ended March 31, 2007, the Directors are including the following as Lender(s):  John E. Machulak and Susan R.

         Robertson, husband and wife (M&R), the Machulak, Robertson &

         Sodos, S.C. Law Firm (Law Firm), Circular Marketing, Inc. (CMI)

         and Edward A. Machulak as an individual (EAM).  Therefore, the

         Directors have unanimously agreed to continue to embrace this resolution, which was adopted on May 9, 2005:

              WHEREAS, in the past 20 years or more the following

         parties: General Lumber & Supply Co., Inc. (GLSCO); Edward L.

         Machulak  as an individual and not as a Director or Officer of

         Commerce (ELM); the Edward L. Machulak Rollover Individual

         Retirement Account (ELM RIRA), the Sylvia Machulak Rollover

         Individual Retirement Account (SM RIRA), and Sylvia Machulak, as

         a consultant and as an individual (SM), hereafter collectively and individually identified as the Lender(s), have accounted for advancing cash funds, earning accrued interest, and for

         appropriate credit which was reconciled to the open-ended,

         secured, on-demand notes(s); and

              WHEREAS, the Directors desire to minimize the record

         keeping in these transactions without jeopardizing, diminishing,

         altering, changing or losing any rights that the Lenders have by changing the procedures in handling the recording of any

         notes(s) issued or to be issued; and

              WHEREAS, in order to provide an easier accounting facility by renewing the notes(s) on an annual basis to coincide with the

         Company's fiscal year (which presently ends on March 31) and to incorporate said renewed note(s) with the annual confirmation agreement(s); and


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 3 of 16 Pages

              WHEREAS, prior to the change to issue substituted renewed

         note(s), the initial promissory note(s) were considered to be open-ended, secured, on-demand and the additions and deductions were recognized by separate accounting records; therefore, be it

                   RESOLVED, That the Directors authorize and empower the

              Officers to substitute and issue renewed consolidated

              promissory note(s) at the end of each fiscal year beginning with the Company's fiscal year ended March 31, 2005 to the following: General Lumber & Supply Co., Inc. (GLSCO);

              Edward L. Machulak  as an individual and not as a Director or Officer of Commerce (ELM); the Edward L.  Machulak

              Rollover Individual Retirement Account (ELM RIRA), the

              Sylvia Machulak Rollover Individual Retirement Account (SM

              RIRA), and Sylvia Machulak, as a consultant and as an

              individual (SM), hereafter collectively and individually

              identified as the Lender(s); and

                   BE IT FURTHER RESOLVED, That the Officers of the

              Company are authorized and empowered to assure the

              Lender(s) that by substituting and consolidating the

              existing note(s) and issuing the renewed note(s) on the

              last day of the Company's fiscal year beginning with March

              31, 2005 with the understanding that the intention is that the Lender(s) will not jeopardize, lose, diminish, risk,

              alter or change any rights, including the pledge of

              collateral, that are inherent with the initial note(s) by

              the issuance of annual renewed open-ended, secured,

              on-demand promissory note(s); and

                   BE IT FURTHER RESOLVED, That the Directors acknowledge

              that the only purpose of the change and substitution to

              issue annual renewed notes(s) is for the convenience,

              reduced accounting and reducing the paperwork involved; and

                   BE IT FURTHER RESOVED, That the Officers are

              authorized and empowered to perform any act that they deem necessary to accommodate the purpose of issuing annual

              renewed note(s).

     As of March 31, 2008, the following parties are collectively and individually identified as the Lender(s): General Lumber & Supply

     Co., Inc. (GLSCO); Edward L. Machulak  as an individual and not as a

     Director or Officer of Commerce (ELM); the Edward L. Machulak

     Rollover Individual Retirement Account (ELM RIRA), the Sylvia

     Machulak Rollover Individual Retirement Account (SM RIRA), Sylvia

     Machulak, as a consultant and as an individual (SM), John E.

     Machulak and Susan R. Robertson, husband and


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 4 of 16 Pages

     wife (M&R), the Machulak, Robertson & Sodos, S.C. Law Firm (Law

     Firm), Circular Marketing, Inc. (CMI) and Edward A. Machulak as an

     individual (EAM).

     b.   Salaries, vacation pay

          In addition to the promissory note, Commerce owes ELM the

          following for accrued salaries and vacation:

                    Period               Years  Annual Salary    Total

                    ------               -----  -------------    -----

        April 1, 1981 - March 31, 1992   11.00      67,740    $  745,140

        April 1, 1992 - Sept. 30, 1996    4.50    $114,750       516,375

        Oct. 1, 1996 - October 31, 2007  11.08    $165,000     1,828,750

                                         -----                ----------

          Balance                        26.58                $3,090,265

              Vacation Pay              Months     Payment

              ------------              ------     -------

        April 1981 - October 31, 2007    26.58    $ 13,750       365,521

                                                              ----------

          Total Due                                           $3,455,786

          At Commerce's Annual Board of Directors' Meeting held on

          October 19, 2001, the Directors adopted a resolution to

          compensate ELM for vacation pay based on one month for each year of service beginning on April 1, 1981, and also the

          following resolution, which in part states:

               "BE IT FURTHER RESOLVED, That the Directors agreed that on the day the compensation will be paid to Edward L. Machulak, an adjustment will be made to compensate him for the loss of the dollar purchasing value caused by inflation and other economic factors;"

     c.   ELM Bonus agreement

          On February 16, 1987, by a Consent Resolution of all of the

          Directors, ELM was awarded as a bonus compensation, the

          following:  for a period of 20 years, commencing the first day of the month following the month in which Commerce begins to produce gold from its El Salvadoran gold mining operations,

          Commerce will pay annually to ELM, 2% of the pre-tax profits earned from these operations.  Reference is made to Exhibit 11 included in the April 9, 1990 confirmation letter.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 5 of 16 Pages

     d.   Share loans

          To infuse funds into Commerce, Commerce from time to time

          borrowed ELM's free trading common shares of Commerce and ELM sold these shares as designee for Commerce's benefit with

          Commerce receiving all of the proceeds.  For these share loans,

          Commerce has agreed to pay ELM interest at the rate of prime plus 3%, payable monthly with payment by issuing Commerce's restricted common shares based on these borrowed shares.

          Interest is also due and payable monthly with Commerce's

          restricted common shares for the shares pledged by ELM as

          collateral to others, all for the Company's best interest and benefit.  All share loans and interest are to be paid annually on or before March 31 of each of Commerce's fiscal years.  An accounting of the Commerce common shares due and/or paid to ELM as of March 31, 2008, pursuant to a series of

          Director-approved, open-ended, on-demand loan and promissory note agreements by and between Commerce and ELM dated April 1,

          1990, May 17, 1989, October 14, 1988 and June 20, 1988, and for

          certain continuous loans and/or pledges of ELM's securities that have taken place and continued to occur during the fiscal year ended March 31, 2008 is as follows:

          1.  Share loans                                           None

          2.  Interest shares due on shares pledged

              to banks for an open line of credit                   None

          3.  Interest shares due on shares sold for

              the benefit of Commerce                               None

              Total Commerce restricted common shares

              paid and issued for the fiscal period

              ended March 31, 2008 to ELM                           None

     e.   Open ended loan agreements

          Reference is made to four Director-approved, open-ended loan agreements dated June 20, 1988, October 14, 1988, May 17, 1989

          (Exhibits B, C and D of the April 12, 1993, confirmation

          letter) and April 1, 1990 (Exhibit 2 of the April 9, 1990

          confirmation letter).

     f.   Misanse share ownership disclosure

          On October 23, 1993, in order to comply with the El Salvador

          Government's minimum capital requirements, the shareholders of

          Mineral San Sebastian S.A. de C.V. (Misanse) voted to increase

          Misanse's capitalization from 119,500 colones to 260,000

          colones.  This was accomplished via a shareholders' rights offering on the basis of purchasing one share for each share owned with the


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

          rights expiring on December 10, 1993.  According to Misanse's by-laws, the rights not exercised would be offered

          proportionately to the shareholders who did exercise their rights.  In addition to the rights offering, the Misanse

          shareholders authorized the sale of 210 additional common

          shares to the following:  ten shares to each of the four

          officers/directors (40 shares), five shares to each of the remaining six directors (30 shares), three shares to each of the ten supplemental directors (30 shares), (the President and the Secretary of the Company, who are directors of Misanse, had the right and they purchased ten and three shares

          respectively), and 110 shares were sold  to the Company over and above the amount of shares it was entitled to by the rights offering so that it would retain its 52% ownership after the issuance of the shares under the rights offering.  When the

          Company obtained the concession in 1987, it agreed with the El

          Salvador Ministry of Economy's office not to increase its 52%

          ownership of Misanse.  Therefore, after the rights offering,

          the Company owned approximately 52%.

          On the closing date of December 10, 1993 of this rights

          offering, there were 264 shares that were not subscribed and purchased.  The Company would have been entitled to purchase

          137 shares (264 x 52%).  However, the Company had been

          prohibited to purchase these shares as it would have exceeded its 52% ownership of Misanse shares.  The 137 shares were

          acquired by ELM with prior approval of Commerce's directors.

          He acquired an additional four shares by virtue of his

          proportionate ownership in the remaining unsold shares.  A

          Misanse Director-approved drawing was held to sell the

          unsubscribed shares.  In order to close the sales, 52 shares were purchased by ELM which he agreed in writing to hold these shares in escrow for a period of one year for the purpose of providing certain named El Salvador Misanse shareholders time to obtain funds to purchase these shares at his cost.  None were purchased by the Misanse shareholders.

          During June 1995, ELM personally purchased an additional 264

          Misanse common shares from a Misanse shareholder in an

          arms-length transaction.  Therefore ELM presently owns a total of 467 Misanse common shares or approximately 17.96% of the total 2,600 Misanse common shares issued and outstanding.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 7 of 16 Pages

2.   Collateral Pledged

     The collateral specifically pledged to ELM or as otherwise noted is as follows:

     a.   A Collateral Pledge Agreement dated October 14, 1981 granted to

          ELM by Commerce pledging the following collateral:  2,002,037 shares of Sanseb common stock, par value $0.10 per share and

          1,346 shares of Mineral San Sebastian, S.A. de C.V. common stock, par value one hundred colones ($11.43) per share.  The shares pledged are as follows:  the 618 shares originally owned by Commerce, and the 618 shares plus 110 shares purchased from the October 23, 1993 Misanse rights offering.  Reference is made to Exhibit 4 included in the April 9, 1990 confirmation letter.

     b.   A Collateral Pledge Agreement dated February 24, 1983, by

          Commerce, SLE and UDI collectively and individually, pledging the following collateral:

          300 shares of no par value common shares of Homespan (formerly known as Trade Realty Co., Inc.), Certificate No. 7 dated

          January 21, 1974, being 100% of its issued and outstanding shares.  Homespan and Commerce agree that no additional shares of Homespan will be issued as long as there are any obligations due to ELM; 1,800 shares of no par value (UDI) capital stock

          Certificate No. 17 dated September 15, 1972, representing 100%

          of the shares issued and outstanding.  UDI and Commerce agree that no additional shares of UDI will be issued as long as there are any outstanding obligations due to ELM.  Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

     c.   Collateral Pledge Agreement dated July 13, 1983 granted to

          General Lumber & Supply Co., Inc. (GLSCO) and ELM by Commerce,

          SLE, and Ecomm, individually and collectively, pledging the following collateral:

          One voting membership certificate of San Luis Valley Irrigation

          Well Owners, Inc., Membership Certificate No. 871, dated

          November 27, 1979; Certificate No. 312, Membership No. 871,

          consisting of .001447 units of Augmentation Plan Number One of

          San Luis Valley Irrigation Well Owners, Inc. dated February 8,

          1980;

          100 common shares of $0.10 par value, Piccadilly (now Ecomm),

          Certificate No. 1, dated July 23, 1974.  Ecomm and Commerce agree that no additional shares of Ecomm will be issued as long as there are any outstanding obligations


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 8 of 16 Pages

          due to ELM. Reference is made to Exhibit 6 included in the

          April 9, 1990 confirmation letter.

     d.   A Deed of Trust dated November 3, 1983 by and between Homespan,

          as party of the first part, and Ronald K. Carpenter, Esq.

          (Trustee), as party of the second part, for the benefit of ELM and GLSCO, as party of the third part.  The Deed of Trust is in favor of ELM and GLSCO and is open-ended to secure the

          promissory note(s) due to ELM and GLSCO and to further secure any future obligations that Commerce or Homespan may incur from them.  This Deed of Trust is issued to Ronald K. Carpenter,

          Esq., Trustee for the benefit of ELM and GLSCO and is a first lien on the 331-acre Standing Rock  Campground located in

          Camdenton, Missouri.  The Deed of Trust was recorded on

          November 5, 1984 in Camden County, Missouri at 1:24 p.m. in

          Book 122, Page 200.  Reference is made to Exhibit 7 included in the April 9, 1990 confirmation letter.  On August 14, 2000,

          with the Directors' approval, this property, via an agreement,

          was conveyed to GLSCO in consideration of the cancellation of

          $1,249,050 of debt owed to GLSCO and for other consideration contained in the said agreement.

     e.   Commerce/Sanseb Joint Venture (Joint Venture)

          Commerce and Sanseb agree that ELM (the other Lenders were included later) has as collateral, the assignment and pledge of all of their rights, titles, claims, remedies, and interest whatsoever in the Joint Venture which was formed on September

          22, 1987.  In the event of default, whatever interest Commerce and Sanseb have in the Joint Venture will be transferred to ELM and it will include whatever assets are owned by the Joint

          Venture, including, but not limited to the precious metal ore reserves.  Reference is made to Exhibit C included in the April

          8, 1991 confirmation letter.

     f.   Uniform Commercial Code Filing - all other specific assets

          ELM's interest with GLSCO in filing financing statements under the Uniform Commercial Code by an assignment and pledge of all corporate assets, such as but not limited to the property of

          Commerce, Joint Venture, SLE, and Homespan, wherever located,

          now owned or hereafter acquired is as follows:  all accounts,

          all land contract receivables, contract rights, instruments and chattel paper; all inventory, all jewelry and precious stones,

          and all documents relating to inventory, including all goods held for sale, lease or demonstration, to be furnished under contracts of service, and raw materials, work in process and materials and supplies used or consumed in the business of

          Commerce, the


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 9 of 16 Pages

          Joint Venture, SLE, and Homespan; all office furniture,

          fixtures and all other equipment; all general intangibles, all stock and securities of any kind, and all rights, titles and interest in the Commerce Group Corp./San Sebastian Gold Mines,

          Inc. Joint Venture, and all additions and accessions to, all spare and repair parts, special tools, equipment and

          replacements for all returned or repossessed goods the sale or lease of which gave rise to, and all proceeds and products of the foregoing.  Reference is made to the Wisconsin Department of Financial Institutions Uniform Commercial Code filing,

          Exhibit 10, included in the April 9, 1990 confirmation letter,

          the renewed UCC-1 filing on December 23, 1996, Exhibit B,

          included in the April 14, 1997 confirmation letter, and the

          UCC-4 continuation filing on June 27, 2001 at 8:55 a.m., Filing

          #02078155 (Exhibit B of the May 13, 2002 confirmation letter).

          A UCC Financing Statement was electronically filed with the

          Wisconsin Department of Financial Institutions on January 5,

          2007 (Filing #070000277016).

     g.   Acknowledgement of previously recorded collateral provided to the Lenders

          Historical information - San Sebastian Gold Mine Concession

          GLSCO, ELM, ELM RIRA, SM RIRA, and SM collectively and

          individually identified as the Lender(s), have been assigned on

          October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint Venture, and to the mine concession granted by the Government of El Salvador to Mineral San

          Sebastian, S.A. de C.V (Misanse) on July 23, 1987, and

          thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987.  This collateral specifically includes, but is not limited to, all of the San Sebastian Gold Mine (SSGM) precious metal ore reserves.

          Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement.  Reference is made to

          Exhibit 9 included in the April 9, 1990 confirmation letter.

          The following collateral has been previously assigned to the

          Lenders pursuant to resolutions adopted by the Directors:

          (1) Commerce/Sanseb Joint Venture (Joint Venture)

              Both Commerce and San Sebastian Gold Mines, Inc. have

              assigned all of the rights, title, claims, remedies and

              interest that each has in the Joint Venture to the Lenders.

              Reference is made to Historical information - San Sebastian

              Gold Mine Concession.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 10 of 16 Pages

          (2) New SSGM Exploration Concession/License (New SSGM) -

              approximately 40.7694 square kilometers (10,070 acres)

              Government of El Salvador Resolution No. 27.

              On October 20, 2002, the Company applied for the New SSGM,

              which covers an area of 42 square kilometers and includes

              approximately 1.2306 square kilometers of the Renewed SSGM.

              The New SSGM is in the jurisdiction of the City of Santa

              Rosa de Lima in the Department of La Union and in the Nueva

              Esparta in the Department of Morazan, Republic of El

              Salvador, Central America.  On February 24, 2003, the El

              Salvador Department of Hydrocarbons and Mines (DHM) issued the New SSGM for a period of four years starting from the

              date following the notification of this resolution which

              was received on March 3, 2003.  The New SSGM may be

              extended for two two-year periods, or for a total of eight years.  Besides the San Sebastian Gold Mine,  three other

              formerly operative gold and silver mines known as the La

              Lola Mine, the Santa Lucia Mine, and the Tabanco Mine are

              included in the New SSGM and are being explored.  The

              Company has complied as required by filing its annual

              activity report and it paid the annual surface tax.  This

              concession had been assigned collectively to all of the

              Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as

              Exhibit B.

          (3) Lease agreement by and between Mineral San Sebastian

              Sociedad Anomina de Capital Variable (Misanse) and Commerce

              dated January 14, 2003

              The term of this lease agreement coincides with the term of the Renewed San Sebastian Gold Mine Exploitation Concession

              and consists of 1,470 acres owned by Misanse.  This lease

              agreement has been assigned to all of the Lenders named

              herein on May 12, 2003 and the assignment was included in

              the May 12, 2003 confirmation agreement as Exhibit B.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 11 of 16 Pages

          (4) Renewed San Sebastian Gold Mine Exploitation

              Concession/License (Renewed SSGM) - approximately 1.2306

              square kilometers (304 acres), Department of La Union, El

              Salvador, Central America (pledged and assigned as

              collateral on May 10, 2004) Government of El Salvador

              Agreement No. 591.

              On September 6, 2002, at a meeting held with the El

              Salvadoran Minister of Economy and the DHM, it was agreed

              to submit an application for the Renewed SSGM for a 30-year term and to simultaneously cancel the concession obtained

              on July 23, 1987.  On September 26, 2002, the Company filed this application.  On February 28, 2003 (received March 3,

              2003) the DHM admitted to the receipt of the application

              and the Company proceeded to file public notices as

              required by Article 40 of the El Salvadoran Mining Law and its Reform (MLIR).  On April 16, 2003, the Company's El

              Salvadoran legal counsel filed with the DHM notice that it believed that it complied with the requirements of Article

              40, and that there were no objections; and requested that

              the DHM make its inspection as required by MLIR Article 42.

              The Company then provided a bond which was required by the

              DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the

              annual surface tax.  On August 29, 2003 the Office of the

              Ministry of Economy formally presented the Company with the twenty-year Renewed SSGM which was dated August 18, 2003.

              This Renewed SSGM replaces the collateral that the same

              parties held with the previous concession.  On May 20, 2004

              (delivered June 4, 2004) the Government of El Salvador,

              under their Agreement Number 591, extended the exploitation concession for a period of 30 years.  A copy of the

              assignment dated May 10, 2004, is attached to the May 10,

              2004 confirmation letter as Exhibit B and the Renewed SSGM agreement is attached to Exhibit B and referred to as

              Exhibit 1.

          (5) San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones

              (Corsain), an El Salvadoran governmental agency, executed

              on Monday, April 26, 2004, retroactive to November 13,

              2003.  Pledged and assigned as collateral on May 10, 2004.

              The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed

              on Monday, April 26, 2004, and is retroactive to November

              13, 2003.  This May 10, 2004 assignment is included in the

              May 10, 2004 confirmation letter as Exhibit B and the lease agreement is attached to Exhibit B and referred to as

              Exhibit 2.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 12 of 16 Pages

              On March 25, 2008 a nineteen-month lease retroactive to

              November 12, 2006 was executed by and between Corsain and

              Commerce.  The lease was renewed on June 12, 2008 for a

              six-month period to expire on December 11, 2008.  Reference is made to Exhibit 10.16 of Commerce's Form 10-K for its

              fiscal year ended March 31, 2008 for a copy of this lease.

          (6) Nueva Esparta Exploration Concession/License (Nueva

              Esparta) - 45 square kilometers (11,115 acres) Resolution

              No.  271; Pledged and assigned as collateral on May 9, 2005

              On or about October 20, 2002, the Company filed an

              application with the DHM for the Nueva Esparta Exploration

              Concession/License which consists of 45 square kilometers

              and is located north and adjacent to the New SSGM.  On May

              25, 2004 the Government of El Salvador, under their

              Resolution No. 271, issued the Nueva Esparta Exploration

              Concession/License for a period of four years starting from the date

              following the notification of this resolution which was

              received on June 4, 2004.  This concession/license may be

              extended for two two-year periods or for a total of eight

              years.  This rectangular area is in the Departments of La

              Union (east) and Morazan (west) and in the jurisdiction of the City of Santa Rosa de Lima, El Salvador, Central

              America.  Included in the Nueva Esparta are eight other

              formerly operated gold and silver mines known as:  the

              Banadero Mine, the Carrizal Mine, the Copetillo Mine, the

              Grande Mine, the La Joya Mine, the Las Pinas Mine, the

              Montemayor Mine, and the Oro Mine.  A copy of the

              assignment dated May 9, 2005 was attached to the May 9,

              2005 confirmation letter as Exhibit C and the Nueva Esparta

              Exploration Concession was attached to Exhibit C and

              referred to as Exhibit 1.

          (7) Acknowledgment of collateral provided through March 31, 2008

              Commerce's Directors have on May 14, 2007 authorized and

              directed Commerce's Officers to assign all of the rights,

              titles, claims, remedies and interest in all of its assets that it has including any assets owned by the Joint

              Venture, to GLSCO, ELM, the ELM RIRA, the SM RIRA, SM, and

              from March 31, 2007 to include M&R, the Law Firm, CMI and

              EAM, collectively and individually referred to as Lenders,

              as additional collateral for all of the outstanding loans

              and obligations as of March 31, 2008, including all future advances of any kind.


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 13 of 16 Pages

3.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA, the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by

     Commerce, its subsidiaries, affiliates and the Joint Venture.  Upon default by Commerce, or its subsidiaries or affiliates or the Joint

     Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them.  Commerce, its subsidiaries, affiliates, and the Joint

     Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following:  GLSCO, ELM, the ELM RIRA, the SM RIRA and SM.  The

     purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties.  The formula to be used (after deducting the payments made from the specific

     collateral) is to total all of the debts due to GLSCO, ELM, the ELM

     RIRA, the SM RIRA, SM and from March 31, 2007 to include M&R, the

     Law Firm, CMI and EAM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt

     due.  This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds each party should receive from the excess collateral.  Then the amount due to each of them would be distributed accordingly.

4.   Cancellation of Inter-Company Debts Upon Default

     Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM consists of the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed,

     upon default of the payment of principal or interest to any of the individual Lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

5.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to ELM and to the loans made by ELM to Commerce:  Joint Venture, Homespan, Ecomm, SLE,

     Sanseb and UDI.  They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 14 of 16 Pages

and/or any collateral or mortgages

     securing these notes.  Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA, SM, and from March

     31, 2007 to include M&R, the Law Firm, CMI and EAM.  Reference is made to Exhibit 12 included in the April 9, 1990 confirmation letter.

6.   Re-Execution Agreement(s)

     In the event ELM deems that it is necessary or advisable for him to have Commerce re-execute any document(s) entered into, including,

     but not limited to the promissory note(s) or collateral

     agreement(s), Commerce will re-execute such document(s) reasonably required by ELM.  Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with ELM.  If at a later date ELM determines that an error has been made in the payment of such costs to him then he may demand payment and Commerce does hereby agree to make such payment forthwith.  All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7)

     days of ELM's written request.   The failure of Commerce to comply

     with Commerce's obligation(s) hereunder shall constitute a default and shall entitle ELM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note(s) and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).

7.   Omissions

     Commerce believes that it has included all of its obligations,

     monies due and has listed all of the collateral due to ELM, however,

     since these transactions have taken place over  a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted.  If that should prove to be a fact, then Commerce, the

     Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

8.   Real Estate Ownership Adjacent to San Sebastian Gold Mine, Inc. (SSGM)

     Commerce acknowledges that ELM personally owns the real estate he purchased in January of 1988 which is adjacent to and bordering the north boundary line of the SSGM located in the Republic of El

     Salvador, Central America, and that Comseb is performing certain exploration and exploitation on this property.  These costs are to be payable by an offset to the amounts due to ELM.  Commerce also agrees to sell, assign and transfer at no cost to ELM, the exploration concession rights included in the New


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 15 of 16 Pages

SSGM Exploration

     Concession/License rights granted by the GOES under Resolution No.

     27 dated February 24, 2003 (delivered March 3, 2003) and the exploitation rights granted by the GOES under Agreement No. 591 dated May 20, 2004 (delivered June 4, 2004) pertaining to this parcel of land.  (Reference is made to Exhibit B, "Concesion de

     Exploracio El Paraiso" - plat map that identifies the ELM (Macay)

     "92.13 Hectareas," (more or less) in the April 13, 1998 confirmation letter).

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Christine M. Wolski

Christine M. Wolski

Secretary


Mrs. Sylvia Machulak, Widow,

on behalf of Edward L. Machulak, deceased

May 30, 2008

Page 16 of 16 Pages

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE             HOMESPAN REALTY COMPANY, INC.

as Guarantor (Joint Venture)              as Guarantor (Homespan)

/s/ Edward A. Machulak                    /s/ Edward A. Machulak

---------------------------------------   -----------------------------------

By:  Edward A. Machulak, Auth. Designee   By:  Edward A. Machulak, President

ECOMM GROUP INC.                          SAN LUIS ESTATES, INC.

as Guarantor (Ecomm)                      as Guarantor (SLE)

/s/ Edward A. Machulak                    /s/ Edward A. Machulak

--------------------------------------    -----------------------------------

By:  Edward A. Machulak, President        By:  Edward A. Machulak, President

SAN SEBASTIAN GOLD MINES, INC.            UNIVERSAL DEVELOPERS, INC.

as Guarantor (Sanseb)                     as Guarantor (UDI)

/s/ Edward A. Machulak                    /s/ Edward A. Machulak

---------------------------------------   -----------------------------------

By:  Edward A. Machulak, President        By:  Edward A. Machulak, President

Accepted by:

/s/ Sylvia Machulak

-------------------------------------------

Sylvia Machulak, Widow,

on behalf of Edward L. Machulak (deceased),

as an Individual and not as a Director or

Officer of any of the

Corporations mentioned in this letter.

Date:  May 30, 2008


                           EXHIBIT A TO EXHIBIT 99.2

                            RENEWED PROMISSORY NOTE

Borrower: Commerce Group Corp.           Lender:  Edward L. Machulak

          6001 North 91st Street                  903 West Green Tree Rd.

          Milwaukee, WI  53225                    Milwaukee, WI  53217

Principal Amount:          $13,354,280.95

Initial Rate:              2.000% + prime rate, but not less than 16.000%

Date of Renewed Note:     March 31, 2008

PROMISE TO PAY.  COMMERCE GROUP CORP. ("Borrower") promises to pay to

EDWARD L. MACHULAK ("Lender"), or order, in lawful money of the United

States of America, the principal amount of Thirteen Million Three Hundred

Fifty Four Thousand Two Hundred Eighty and 95/100 Dollars

($13,354,280.95), together with interest, paid monthly, on the unpaid principal balance from March 31, 2008, until paid in full.

PAYMENT.  This is an open-ended, secured, on-demand payment, renewed promissory note.  Interest is to be paid monthly.  The Lender, at its discretion, can add the monthly interest due to the principal balance.

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; and then to principal.  The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding and the interest is payable monthly.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in the prime rate as quoted in the Wall Street Journal plus two percent, but not less than sixteen percent per annum.  Borrower understands that Lender may make loans to the Borrower based on other rates as well.  The prime rate as of this date is 5.250% per annum.  The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 2.000 percentage points over the prime rate, but not less than 16.000% per annum.  NOTICE:

Under no circumstances will the interest rate on this Note be less than

16.000% per annum or more than the maximum rate allowed by applicable law.

PREPAYMENT.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to pay on demand, the entire amount due.  Rather, any payment will reduce the principal balance due.  Borrower agrees not to send Lender payments marked "paid in full," "without recourse," or similar language.  If

Borrower sends such a payment, Lender may accept it without losing any of

Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay on demand, Lender, at its option, may, if permitted under applicable law,

increase the variable interest rate on this Note to 6.000 percentage points over the prime rate or over the 16.000% rate, whichever is higher.

The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  Each of the following shall constitute an event of default

("Event of Default") under this Note:

     Payment Default.  Borrower fails to make any payment when demand is made under this Note.

     Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.


     Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform

     Borrower's obligations under this Note or any of the related documents.

     False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this

     Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

     Insolvency.  The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

     Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help,

     repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.

     However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

     Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

     Adverse Change.  A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

     Insecurity.  Lender in good faith believes itself insecure.

LENDER'S RIGHTS.  Upon default or upon demand, the Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

COLLATERAL.  Borrower acknowledges this Note is secured by all security agreements, guarantees, mortgages, and other security instruments previously granted, contemporaneously granted, and granted in the future,

and it has the collateral and other rights all as contained in a certain confirmation agreement dated May 10, 2004 between all parties contained therein, and as subsequently amended and updated from time to time.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law,

Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with the laws of the State of Wisconsin.  This Note has been accepted by Lender in the State of Wisconsin.


OTHER LOAN AGREEMENTS.  If Borrower and Lender have either previously or contemporaneously entered into a Loan or Confirmation Agreements, it is agreed that this Note is subject to the terms and conditions of such Loan or Confirmation Agreements.  For purpose of this provision, Loan or

Confirmation Agreements shall include, but not be limited to, a Business

Loan Agreement or any other Loan or Confirmation Agreements.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon

Borrower, and upon Borrower's successors and assigns, and shall inure to the benefit of Lender and Lender's heirs, executors, administrators,

successors and assigns.

GENERAL PROVISIONS.  This Note benefits Lender and its successors and assigns, and binds Borrower and Borrower's successors, assigns, and representatives.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person or corporation who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note,

whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE

PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS.

BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY

NOTE.

BORROWER:

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

----------------------------------------------

By:  Edward A. Machulak, President

/s/ Christine M. Wolski

-----------------------------------------------------

By:  Christine M. Wolski, Secretary


                        EXHIBIT A-1 TO EXHIBIT 99.2

             (Schedule of all transactions pertaining to

                 the activities relating to Exhibit A to

          Exhibit 99.2 for the fiscal year ending March 31, 2008

              has been purposely omitted as it only reflects

             the calculations of the principal and interest.)